EXHIBIT 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Public & Investor Relations
(717) 751-3071
mkerr@bonton.com
THE BON-TON STORES, INC. AMENDS PRESIDENT AND
CHIEF EXECUTIVE OFFICER’S CONTRACT
     York, PA, July 19, 2007 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced it has amended the employment contract of its president and chief executive officer, Byron (Bud) Bergren. Mr. Bergren will continue to serve as president and chief executive officer through January 31, 2009 and will serve in an important role to be determined by the Board of Directors from February 1, 2009 through February 5, 2010. In addition, Mr. Bergren will continue as a member of the Board of Directors for the period through February 5, 2010.
     Tim Grumbacher, Executive Chairman of the Board of Directors, commented, “Our board is very pleased with Bud’s vision, leadership and execution since he joined Bon-Ton four years ago. We have great confidence in our strategic initiatives and this new amendment is an important step toward meeting the Company’s objectives. Bud has been instrumental in the successful integration of Bon-Ton and Carson’s, which has positioned our Company as one of the largest regional department store operators in the country. I look forward to Bud’s ongoing contributions as we work towards realizing the Company’s plan for future growth and profitability.”
     Mr. Bergren commented, “We are well on our way to realizing the potential of the Bon-Ton and Carson’s business combination. I welcome the opportunity to continue to lead the excellent team we have in place and to enhance value for Bon-Ton shareholders as well as offer exciting new prospects for our customers and employees. I want to thank the Board of Directors and Tim for their continued support and confidence.”
     The Bon-Ton Stores, Inc. operates 278 stores, which includes nine furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at www.bonton.com/investor/home.asp.
Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company’s integration of the business and operations comprising the acquired Carson’s and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.